Exhibit 99.1

ForceField Energy Completes Sale of its Interest in TransPacific Energy

Transaction Supports Company’s Strategic Focus on Multi-Billion LED Market Opportunity; Decreases Common Shares Outstanding by 255,000 Shares

NEW YORK, NY (Globe Newswire-March 6, 2015) ForceField Energy Inc. (“ForceField” or the “Company”) (NASDAQ: FNRG), a seller and distributor of energy products and solutions, announced today that it has completed the sale of its 50.3% interest in TransPacific Energy, Inc. (“TPE”) to certain current and former TPE shareholders for total consideration valued at approximately $2.0 million, which includes $50,000 in cash and the return by the TPE shareholders of approximately 255,000 shares of ForceField’s common stock issued in connection with ForceField’s acquisition of its 50.3% interest in TPE in June 2012. The total value received by ForceField for its equity interest exceeds the amount it paid to purchase the interest by approximately $500,000.  This transaction is part of the Company’s ongoing strategic plan to focus its resources on very significant near term opportunities in the multi-billion LED market.

Under the terms of the agreement, total consideration valued at approximately $2.0 million includes approximately 255,000 shares of ForceField common stock, valued at $7.49, as of the market close on March 5, 2015. The shares, which have been returned to treasury, will reduce ForceField’s outstanding share count from approximately 18.7 million shares outstanding to approximately 18.45 million shares outstanding. Additionally, ForceField is indemnified from any past, present or future obligations or liabilities, which were assumed in totality by the TPE shareholders that were party to the agreement. As a result of the transaction and effective immediately, ForceField has exited the “ORC waste heat segment” of its business.

The  divestiture of its waste heat segment ORC segment will enable the Company to more efficiently deploy capital to support current LED projects as well as to support current backlog and outstanding proposals; including the recently announced significant LED multi-million dollar street light conversion programs in Connecticut and in other states. In addition, it will also support the expected expansion of its LED services, product capabilities as well as its regional presence.

David Natan, ForceField’s CEO, commented, “We are very pleased to have received nearly $2.0 million in value for our waste heat assets which have been essentially dormant for the last one and one half years. There is no doubt in our minds that this transaction, which enables us to retire 255,000 shares outstanding and reduce our share float, is in the best interest of our shareholders.   Focusing our resources on the LED market opportunity will enable us to more rapidly deliver the highest potential revenue growth, operating margins, and return on capital. We will continue to work diligently to maximize our capital resources to support the expected long term growth and profitably of our company.”

About ForceField Energy Inc.

ForceField Energy Inc. and its subsidiaries comprise a global company whose products and solutions focus on sustainable energy solutions and improved energy efficiency. ForceField is a distributor of LED and other lighting products for a number of premier LED lighting manufacturers; and through its award-winning subsidiaries, American Lighting and ESCO, have completed lighting installations and retrofits as well as energy efficiency upgrades, for numerous high profile concerns in a variety of industries. www.forcefieldenergy.com

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," “anticipates” or “anticipated,” “believes,” “estimated” or “estimates,” "plan" or "planned," "expects" or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond ForceField's control that may cause actual results to differ materially from stated expectations. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include (i) failure to obtain adequate financing to achieve the Company’s LED revenue targets and to support working capital needs; (ii) successful installation and efficacy of the Company’s LED lighting products; (iii) expansion of the Company’s product offerings and services to additional states across the U.S., (iv) generating additional revenue and profitability from the Company’s expected national expansion program, (v) competition within the LED industry both domestically and internationally, (vi) efficacy of ESCO’s streetlight product offering, (vii) generating $25-30 million dollars from the streetlight program over the next three to five years, (viii) realizing the potential operating and financial benefits of exiting the ORC waste heat segment and focusing on the LED market opportunity, and (ix) other factors, without limitation, which are set forth in documents we file from time to time with the Securities and Exchange Commission, which are available at www.sec.gov. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2013 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.

Contact information
ForceField Energy Inc.
Richard ST Julien
(212) 672-1786
www.forcefieldenergy.com